Exhibit 3.6

STATE OF GEORGIA	)
)
COUNTY OF CHATHAM	)

ARTICLES OF ORGANIZATION

TITLEMAX PAYROLL, LLC

ARTICLE 1

The name of this Limited Liability Company is “TITLEMAX PAYROLL, LLC.” It is referred to in these Articles of Organization as the “Company.” It is organized under the Georgia Limited Liability Company Act, O.C.G.A. § 14-11-100, et. seq.

ARTICLE 2

Management of the Company is vested in one or more managers, selected in accordance with these Articles, or such operating agreement agreed to by the members of the Company, or the Georgia Limited Liability Company Act. The initial manager shall be Tracy Young.

ARTICLE 3

The initial registered office of the Company is 10 Cedar Point Drive, Savannah, Georgia 31405. The initial registered agent of the Company at such address is Tracy Young.

ARTICLE 4

The initial principal office and mailing address of the Company is 24 Drayton Street, Suite 610, Savannah, Chatham County, Georgia 31401.

ARTICLE 5

The name and address of the Organizer is as follows:

Marvin A. Fentress

Oliver Maner & Gray LLP

P.O. Box 10186

Savannah, GA 31412

(912) 236-3311

IN WITNESS WHEREOF, the Organizer of the Company has executed these Articles of Organization on the 30th day of October, 2000, at Savannah, Georgia.

/s/ MARVIN A. FENTRESS
MARVIN A. FENTRESS Organizer